Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2013 RESULTS

Company Achieves Record Net New Sales

LINCOLN, Nebraska (November 5, 2013) — National Research Corporation (NASDAQ:NRCIA and NRCIB) today announced results for the third quarter of 2013.

●	Net New Sales $6.2 million
●	Total Contract Value $100.6 million
●	Revenue up 5% to $22.4 million
●	Operating Income to $6.0 million, up 7%

Remarking on company performance, Michael D. Hays, chief executive officer of National Research Corporation (NRC), said “Our planned investment in Customer Connect halved our operating income growth rate in the quarter. I anticipate accelerated spending on Customer Connect and similar growth runways in the coming quarters. Consequently, the company reaffirms, as previously announced, the suspension of cash dividends in favor of these investments.”

Revenue for the quarter ended September 30, 2013, was $22.4 million, compared to
$21.4 million for the same quarter in 2012. Net income for the quarter ended September 30, 2013, was $3.8 million, compared to $3.6 million for the quarter ended September 30, 2012. Combined diluted earnings per share increased to $0.16 for the quarter ended September 30, 2013, from $0.15 for the third quarter of 2012.

Regarding third quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “Net new sales increased 32% over the third quarter 2012 to
$6.2 million, setting a new Company record. New contract wins and strong renewals in the quarter drove total contract value of largely subscription-based contracts past the $100 million mark.”

A listen-only simulcast of National Research Corporation’s 2013 third quarter conference call will be available online at http://www.media-server.com/m/p/nzmfokek on

NRC Announces Third Quarter 2013 Results

November 5, 2013

November 6, 2013, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 32 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces Third Quarter 2013 Results

November 5, 2013

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Revenue	$22,407	$21,386	$69,667	$64,425

Operating expenses:
Direct expenses	9,452	8,769	29,196	26,333
Selling, general and administrative	6,019	5,821	18,903	17,541
Depreciation and amortization	907	1,149	2,788	3,606
Total operating expenses	16,378	15,739	50,887	47,480

Operating income	6,029	5,647	18,780	16,945

Other income (expense):
Interest income	14	8	45	20
Interest expense	(91)	(134)	(309)	(416)
Other, net	(4)	(29)	28	(16)
Total other expense	(81)	(155)	(236)	(412)

Income before income taxes	5,948	5,492	18,544	16,533

Provision for income taxes	2,135	1,915	6,827	5,168

Net income	$3,813	$3,577	$11,717	$11,365

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.09	$0.09	$0.28	$0.28
Class B	$0.55	$0.53	$1.70	$1.68
Diluted Earnings Per Share:
Class A	$0.09	$0.09	$0.28	$0.27
Class B	$0.54	$0.51	$1.67	$1.64

Weighted average shares and share equivalents outstanding
Class A - basic	20,672	20,373	20,671	20,262
Class B - basic	3,445	3,395	3,445	3,377
Class A - diluted	21,111	20,883	21,087	20,823
Class B - diluted	3,514	3,480	3,513	3,470

Combined Earnings Per Share (non-GAAP)
Basic Earnings Per Share	$0.16	$0.15	$0.49	$0.48
Diluted Earnings Per Share	$0.16	$0.15	$0.48	$0.47

Combined weighted average shares and share equivalents outstanding (non-GAAP)
Combined - Basic	24,117	23,768	24,116	23,639
Combined - Diluted	24,625	24,363	24,600	24,293

NRC Announces Third Quarter 2013 Results

November 5, 2013

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Sep. 30,	Dec. 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$18,934	$8,286
Accounts receivable, net	11,377	12,119
Income taxes receivable	334	158
Other current assets	4,263	3,252
Total current assets	34,908	23,815

Property and equipment, net	12,040	12,493
Goodwill	57,698	57,799
Other, net	5,268	5,939
Total Assets	$109,914	$100,046

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,416	$2,658
Deferred revenue	16,516	15,812
Accrued compensation	3,937	4,392
Deferred Income Taxes	20	--
Notes payable	2,238	12,436
Total current liabilities	26,127	35,298

Non-current liabilities	16,249	8,006

Total Liabilities	42,376	43,304

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,249,029 in 2013 and 25,129,776 in 2012, outstanding 20,732,784 in 2013 and 20,624,976 in 2012	25	25
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,208,118 in 2013 and 4,188,296 in 2012, outstanding 3,455,411 in 2013 and 3,437,496 in 2012	4	4
Additional paid-in capital	41,298	39,493
Retained earnings	54,275	44,700
Accumulated other comprehensive income	746	1,124
Treasury stock	(28,810)	(28,604)
Total shareholder’s equity	67,538	56,742
Total liabilities and shareholders’ equity	$109,914	$100,046

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